As filed with the Securities and Exchange Commission on May 4, 2023

Registration No. 333-255926

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Codexis, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	71-0872999
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 Penobscot Drive

Redwood City, California 94063

(650) 421-8100

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Stephen Dilly

President and Chief Executive Officer

Codexis, Inc.

200 Penobscot Drive

Redwood City, CA 94063

(650) 421-8100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Phillip S. Stoup

Latham & Watkins LLP

505 Montgomery Street, Suite 2000

San Francisco, CA 94025

Telephone: (415) 391-0600

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective on filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 3 (this “Amendment”), to the Registration Statement on Form S-3 (File No. 333-255926) of Codexis, Inc. (the “Company”), is being filed as an exhibit-only filing solely to file: an updated consent of BDO USA LLP as Exhibit 23.1. Accordingly, this Amendment consists only of the facing page, this explanatory note, Item 16 of Part II of the Registration Statement, the signature page to the Registration Statement and the updated Exhibit 23.1. The prospectus, the prospectus supplement and the balance of Part II of the Registration Statement are unchanged and have been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits

Exhibit Number	Description

1.1*	Form of Underwriting Agreement.

1.2	Equity Distribution Agreement, dated as of May 7, 2021, between Codexis, Inc. and Piper Sandler & Co. (incorporated by reference to Exhibit 1.1 to the Company’s Current Report on Form 8-K, filed on May 5, 2021).

4.1	Amended and Restated Certificate of Incorporation of Codexis, Inc. filed with the Secretary of the State of the State of Delaware on April 27, 2010 and effective as of April 27, 2010 (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed on May 28, 2010).

4.2	Certificate of Designations of Series A Junior Participating Preferred Stock of Codexis, Inc., filed with the Secretary of State of the State of Delaware on September 4, 2012 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on September 4, 2012).

4.3	Amended and Restated Bylaws of Codexis, Inc. effective as of April 27, 2010 (incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed on May 28, 2010).

4.4	Form of Specimen Certificate Representing Common Stock (incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report for the quarter ended June 30, 2012, filed on August 9, 2012).

4.5	Description of the Common Stock of Codexis, Inc. (incorporated by reference to Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on February 28, 2022).

4.6*	Form of Specimen Certificate Representing Preferred Stock.

4.7	Form of Indenture (incorporated by reference to Exhibit 4.7 to the Company’s Registration Statement on Form S-3, filed on May 7, 2021).

4.8*	Form of Note.

4.9*	Form of Warrant.

4.10*	Form of Warrant Agreement.

4.11*	Form of Purchase Contract Agreement.

4.12*	Form of Unit Agreement.

5.1	Opinion of Latham & Watkins LLP (incorporated by reference to Exhibit 5.1 to the Company’s Post Effective Amendment to its Registration Statement on Form S-3, filed on February 28, 2023).

23.1	Consent of Latham & Watkins LLP (incorporated by reference to Exhibit 5.2 to the Company’s Post Effective Amendment to its Registration Statement on Form S-3, filed on February 28, 2023).

23.2	Consent of BDO USA, LLP, independent registered public accounting firm.

24.1	Powers of Attorney (incorporated by reference to the signature page hereto).

25.1*	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of the trustee, as trustee under the indenture filed as Exhibit 4.7 above.

107.1	Filing Fee Table (incorporated by reference to Exhibit 107.1 to the Company’s Registration Statement on Form S-3, filed on February 27, 2023).

*	To be filed by amendment or incorporated by reference in connection with the offering of the securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Redwood City, State of California, on this 4th day of May, 2023.

CODEXIS, INC.

By:	/s/ Stephen Dilly
Stephen Dilly
President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 3 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Stephen Dilly	President, Chief Executive Officer and Director (Principal Executive Officer)	May 4, 2023
Stephen Dilly

/s/ Sriram Ryali	Chief Financial Officer (Principal Financial and Accounting Officer)	May 4, 2023
Sriram Ryali

*	Chairman of the Board of Directors	May 4, 2023
Byron L. Dorgan

*	Director	May 4, 2023
Jennifer Aaker

*	Director	May 4, 2023
Esther Martinborough

*	Director	May 4, 2023
Alison Moore

*	Director	May 4, 2023
John J. Nicols

*	Director	May 4, 2023
Stewart Parker

*	Director	May 4, 2023
Rahul Singhvi

*	Director	May 4, 2023
David V. Smith

*	Director	May 4, 2023
Dennis P. Wolf

*	Director	May 4, 2023
Patrick Y. Yang

*By:	/s/ Sriram Ryali
Sriram Ryali
Attorney-in-Fact